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                                                                      Exhibit 99

CONTACT:   ROBERT W. LAFFERTY
CHIEF FINANCIAL OFFICER
(937) 865-5407


                      HUFFY CORPORATION COMPLETES THE SALE
                         OF WASHINGTON INVENTORY SERVICE

                 CORPORATION SUBSTANTIALLY REDUCES INDEBTEDNESS
                     SALE PROCEEDS STRENGTHEN BALANCE SHEET
                STRONG OPERATING RESULTS FORECAST FOR 4TH QUARTER


MIAMISBURG, OH, NOVEMBER 6, 2000 - HUFFY CORPORATION (NYSE:HUF) announced today that it has completed the previously announced sale of its wholly owned subsidiary, Washington Inventory Service, to Sterling Investment Partners, L.P. of Westport, Connecticut.

Don R. Graber, Huffy Corporation Chairman, President and CEO, said "The after tax cash proceeds from this sale, which represent $7.46 per common share, have allowed us to substantially reduce outstanding Corporate indebtedness. Huffy has used the sale proceeds to retire $32.2 million of senior term debt, and $11.5 million of subordinated debt and capital leases." Mr. Graber also noted that Huffy Corporation has applied the balance of the proceeds to reduce borrowings under its revolving credit facility with Congress Financial by $37.9 million.

"Huffy Corporation's strong results from continuing operations, coupled with its reduction in debt, have generated our strongest balance sheet since 1994," Mr. Graber said.


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Mr. Graber reconfirmed that, "Huffy projects strong fourth quarter earnings.
Increasing sales and improving margins from our on-going operations will produce earnings in the fourth quarter in the $0.53 -$0.58 per common share range. Earnings from continuing operations for first nine months were $0.57 per common share, which brings the full year estimate for earnings from continuing operations before restructuring, refinancing charges and extraordinary charges to a range of $1.10 - $1.15 per common share."

Huffy Corporation is a leading provider of retail services and the world leader in bicycles and home basketball systems.


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The discussion in this press release contains forward-looking statements and is qualified by the cautionary statements contained in the Company's report on Form 8-K, dated April 27, 2000.